------------------                             U.S. SECURITIES AND EXCHANGE COMMISION                   ----------------------------
| F  O  R  M   5 |                                       Washington, D.C. 20549                         |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
[ ] Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
    no longer subject                                                                                   |Expires: December 31, 2001|
    to Section 16. Form 4                                                                               |Estimated avg. burden     |
    or Form 5 obligations                                                                               |hours per response.....1.0|
    may continue.            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
[ ] Form 3 Holdings Reported    Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Transactions                   Section 30(f) of the Investment Company Act 1940
    Reported
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |  UnitedGlobalCom, Inc. (UCOMA)                 |                                        |
| Wildes               Tina          M.  |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)         (First)        (MI)|3.IRS Identification   |4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |                        |        Senior Vice President           |
| 4643 S. Ulster Street, Suite 1300      |                       |  December 31, 1999     |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|           (Street)                     |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                 CO       80237  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans- |4.Securities Acquired (A) or   |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  action |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |  (Month/   |  Code   |  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |  Day/Year) |(Instr.8)|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |                |(A) |         |  Issuer's       |or  |                    |
|                               |            |         |                |or  |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
| Class A Common Stock          |            |   J(1)  |       104      | A  |         |  2,188(1)(2)    | I  |By 401(k) Plan      |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
| Class A Common Stock          |            |   J(1)  |        86      | A  |         |  1,784(1)(2)(4) | I  |By 401(k) Plan &    |
|                               |            |         |                |    |         |                 |    |Spouse              |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
| Class A Common Stock          |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |  6,000(2)(4)    | I  |By Spouse           |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|


                                                                                                                              Page 1
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Employee  |$62.2875 |12/17/   A     |   6,458  |          | (3) |12/17/ Class A  |    6,458 |          |   6,458  | D  |          |
|Stock     |         | 99  |         |          |          |     | 04  | Common   |          |          |          |    |          |
|Option    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|(rt to    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|buy)      |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |$56.625  |12/17/   A     |  43,542  |          | (3) |12/17/ Class A  |   43,542 |          |  43,542  | D  |          |
|Stock     |         | 99  |         |          |          |     | 09  | Common   |          |          |          |    |          |
|Option    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|(rt to    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|buy)      |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |$5.225   |12/17/   A     |  24,000  |          |12/17/12/17/ Class A  |   24,000 |          |  24,000  | D  |          |
|Stock     |         | 99  |         |          |          | 99  | 09  | Common   |          |          |          |    |          |
|Option    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|(rt to    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|buy)      |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |$56.625  |12/17/   A     |  10,000  |          | (3) |12/17/ Class A  |   10,000 |          |  10,000  | I  |By Spouse |
|Stock     |         | 99  |         |          |          |     | 09  | Common   |          |          |  (4)     |    |          |
|Option    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|(rt to    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|buy)      |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Class B   |1-for-1  |     |         |          |          |     |     | Class A  |   16,956 |          |  16,956  | D  |          |
|Common    |         |     |         |          |          |     |     | Common   |          |          |  (2)     |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Class B   |1-for-1  |     |         |          |          |     |     | Class A  |  400,000 |          | 400,000  | I  |By a Trust|
|Common    |         |     |         |          |          |     |     | Common   |          |          |  (2)(4)  |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:
(1) Since January 1, 1999, the Reporting Person has acquired 185 shares of Class A Common Stock and her spouse acquired 86 shares of Class A Common Stock, all as contributed by Issuer under the Issuer's 401(k) Plan.
(2) On November 30, 1999, the common stock of the Issuer split 2-for-1, resulting in the Reporting Person receiving the following additional shares: 1,042 shares held by the 401(k) Plan and 8,478 shares of Class B common stock.  Also the trust received
200,000 additional shares of Class B common stock and her spouse received 3,000 additional shares of Class A common stock and 849 shares held by the 401(k) Plan.
(3) The option is exercisable in 48 equal monthly intallments commencing on Decmeber 17, 1999.
(4) The Reporting Person disclaims beneficial ownership of these securities (except to the extent of her pecuniary interest in the trust), and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.


**Intentional misstatements or omissions of facts constitute Federal            /s/ Tina M. Wildes                January 28, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            -----------------------------------  -----------------
                                                                             **Signature of Reporting Person             Date
Note: File three copies of this form, one of which must be manually signed.     Tina M. Wildes
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a currently valid OMB Number